Execution Copy

AMENDMENT

TO

8% CONVERTIBLE NOTE DUE 2010

OF

BROADCAST INTERNATIONAL, INC.

Original Principal Amount:  $1,000,000

Original Issuance Date:  October 16, 2006

Whereas, on or about October 16, 2006, Leon Frenkel (“Holder”) and Broadcast International, inc. (“Company”) entered into a Securities Purchase Agreement and that certain 5% Convertible Note Due 2009 (“Note”) as amended on December 22, 2009 to extend the Final Maturity Date and amend the interest rate to 8% and further amended the Final Maturity Date on November 15, 2010,

Now Therefore, in consideration of Holder agreeing to extend the due date of the Note subject to the provisions herein and intending to be legally bound hereby, Holder and the Company agree as follows:

1.

The Company shall immediately upon execution hereof issue to the Holder (or his designee) 150,000 shares of common stock of the Company, par value $.05 per share (the “Extension Shares”).

2.

The Company shall pay to Holder all outstanding and unpaid interest as of December 31, 2010, according to the terms and conditions of the Note, provided however that such amount of outstanding and unpaid interest shall be payable in shares of common stock of the Company at the rate equal to $0.60 per share (the “Interest Shares”).

3.

Paragraph 1(b) is of the Note is hereby amended to provide that the “Final Maturity Date” shall be  defined as December 31, 2013.

4.

All other terms and conditions of the Note and Securities Purchase Agreement, as amended, shall continue in full force and effect.

5.

The Holder hereby subordinates any and all obligations of the Company to pay the obligations under the Note, whether now existing or hereafter arising, or due or to become due, in favor of all of the Company’s obligations to Castlerigg Master Investments Ltd., a fund advised by Sandell Asset Management Corp. (“CMIL”), under the Amended and Restated Senior Convertible Note, dated as of the date hereof, issued to CMIL by the Company (the “CMIL Senior Note”).  Notwithstanding the foregoing, for so long as no Event of Default (as defined in the CMIL Senior Note) has occurred or is continuing or would result therefrom, the Company may make payments of interest under the Note as and when they become due.  CMIL shall be an express third party beneficiary of the provisions hereof, and shall have the right to enforce such provisions against the Holder and/or the Company.  This Section 5 shall not be amended without the prior written consent of CMIL.

 IN WITNESS WHEREOF, the Parties have amended the Note effective as of the 22nd day of December 2010.

BROADCAST INTERNATIONAL, INC.

LEON FRENKEL

By___/s/Rodney M. Tiede___________                                   _____/s/ Leon Frenkel________

      Rodney M. Tiede,

      President & CEO